Exhibit 99.1

RULES OF

THE ROYAL BANK OF SCOTLAND GROUP plc

MEDIUM-TERM PERFORMANCE PLAN

Authorised by shareholders on 11 April 2001

Amended by the Remuneration Committee of the Company

on 27 July 2006 (with effect from 1 October 2006) and on 20 February 2008 and on 23 February 2009 and on 2 April 2009

RULES OF THE ROYAL BANK OF SCOTLAND GROUP plc

MEDIUM-TERM PERFORMANCE PLAN

Table Of Contents

DEFINITIONS AND INTERPRETATION		1

2.	GRANT OF AWARDS	4

3.	PLAN LIMITS	6

4.	RIGHTS OF EXERCISE OR VESTING AND LAPSE OF AWARDS	6

5.	EXERCISE OR VESTING OF AWARDS	9

6.	ADJUSTMENT OF AWARDS	11

7.	REDUCTION OF AWARD	11

8.	RIGHTS OF PARTICIPANTS	12

9.	PHANTOM SHARE AWARDS	12

10.	ADMINISTRATION	13

11.	AMENDING THE PLAN	14

12.	GENERAL	14

1.	DEFINITIONS	16

2.	TSR PERFORMANCE CONDITION	18

SUBJECT TO THE PROVISIONS OF THE RULES OF THE PLAN AND PARAGRAPH 3 BELOW, THE PROPORTION OF THE AWARD THAT MAY BE EXERCISED OR VEST AT THE EXPIRY OF THE RELEVANT PERFORMANCE PERIOD SHALL BE CALCULATED AS FOLLOWS:		18

RULES OF THE ROYAL BANK OF SCOTLAND GROUP plc

MEDIUM-TERM PERFORMANCE PLAN

DEFINITIONS AND INTERPRETATION

1.1      The words and expressions used in this Plan which have capital letters have the meanings set out below.  Words and expressions not otherwise defined have the same meaning they have in the Taxes Act.

Annual Earnings

in relation to a Participant, his current gross annual basic salary as stated in his contract of employment (including any annual bonus opportunity, commissions and the monetary value of any benefits in kind but excluding expenses) paid in respect of such employment and before deduction of any taxation

Appendix	the Appendix to these Rules

Award

an award of units under this Plan which shall be in the form of a right to acquire Shares or Phantom Shares which is either subsisting or is proposed to be granted and which may be in the form of:

(i)         a Nil Cost Option; or

(ii)        a Contingent Award

or such other form including a Phantom Option or Phantom Share Award as the Grantor shall determine and references to an Award shall be construed accordingly

Board	the board of directors for the time being of the Company or a duly authorised committee of it

the Company	The Royal Bank of Scotland Group plc (registered in Scotland with no. 45551)

Contingent Award	a contingent right to acquire Shares at no cost

Control	has the meaning given by Section 840 of the Taxes Act

Date of Grant	either:

the date the Grantor grants an Award under Rule 2.1; or

where the Grantor permits Eligible Employees to determine the form of their Award under Rule 2.5 the expiry of the period specified in Rule 2.5

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business

Eligible Employee	any person who at the Date of Grant is either an employee or a full time director of a Participating Company

Exercise Date	the date when the exercise of a Nil Cost Option is effective because it complies with Rules 5.2 and 5.3

Grantor

in relation to an Award, the person who has granted that Award which may be the Company, the trustees of an employees’ trust or any other person and where not the Remuneration Committee (on behalf of the Company) shall mean such other person acting with the prior consent of the Remuneration Committee

Grant Period

any time when the Board is not restricted from granting Awards by reason of primary or secondary legislation regulation, government directive or the Model Code (including by reason of the Company’s Shares being listed on the London Stock Exchange)

Group Company

a Participating Company or a body corporate which is (within the meaning of Section 736 of the Companies Act 1985) the Company’s holding company or a Subsidiary of the Company or the Company’s holding company or any other body corporate nominated by the Board for this purpose and in relation to which the Company or, as the case may be, the Company’s holding company is able (whether directly or indirectly) to exercise 10% or more of its equity voting rights

London Stock Exchange	London Stock Exchange plc (or any successor body carrying on the business of the London Stock Exchange) or any other exchange on which the Shares are listed or traded

Market Value

in relation to a Share on any day the middle market quotation (as derived from the Daily Official List ) of a Share at the close of business on the immediately preceding Dealing Day or, if the Remuneration Committee determines at or prior to the Date of Grant an average of such quotations for the five immediately preceding Dealing Days

Model Code	the Model Code for transactions in securities by directors and certain employees of listed companies issued by the London Stock Exchange from time to time

Nil Cost Option	a right to acquire Shares with an aggregate exercise price equal to £1

Participant	any Eligible Employee to whom an Award has been granted or (where the context requires) his personal representatives

Participating Company

(i)         the Company; and

(ii)        any other company which is under the Control of the Company and is a Subsidiary of the Company except one which the Board has expressly designated shall not be a Participating Company

Performance Period	a period of three years or such other period as the Grantor shall determine prior to the Date of Grant

Phantom Option	a notional right to acquire Phantom Shares at an aggregate exercise price of £1

Phantom Share	a unit of measurement for the purposes of calculating benefits under this Plan being equivalent to a Share

Phantom Share Award	a contingent right to acquire Phantom Shares at no cost

Plan	The Royal Bank of Scotland Group plc Medium-term Performance Plan in its present form (or as from time to time amended in accordance with the Rules) and including the Appendix

Plan Period	the period starting on the date the Plan is approved by the Company in general meeting and ending on the tenth anniversary of that date

Remuneration Committee	a duly authorised remuneration committee of the Board the majority of whose members are non-executive directors

Rules	these rules as amended from time to time

Share	a fully paid ordinary share in the capital of the Company

Subsidiary	a company as defined by Section 736 of the Companies Act 1985

Tax Liability

in relation to a Participant, the amount of all taxes, national insurance contributions and any other contribution or levy for which a Group Company or other person (a “Relevant Payer”) is or may be required to account in respect of an Award to the extent that same may lawfully be recovered from the Participant together with any liability to employer’s national insurance contributions which the Participant has agreed to assume or in respect of which the Participant has agreed to reimburse the Relevant Payer

Taxes Act	the Income and Corporation Taxes Act 1988

US Taxpayer	a Participant who is subject to U.S. Federal Income Tax

Variation

any variation to the equity share capital of the Company including (without limitation) a capitalisation issue, an offer or invitation made by way of rights (or having a similar economic effect to a rights offer), a subdivision, a consolidation or reduction

Vest

in relation to any Contingent Award, the point at which a Participant becomes absolutely entitled to Shares comprised in the Award subject to Rule 5.7 and “Vesting” and “Vested” shall be construed accordingly

Vesting Date	the date determined by Rule 5.3.

1.2      In these Rules:

1.2.1        the headings are for the sake of convenience only and should be ignored when construing the Rules;

1.2.2        reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations or other subordinate legislation made under them;

1.2.3        unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders; and

1.2.4        the Interpretation Act 1978 shall apply with the necessary changes as if these Rules were an Act of Parliament.

2.        GRANT OF AWARDS

2.1      The Grantor may within a Grant Period grant to any Eligible Employee in its absolute discretion an Award or Awards over such whole number of Shares as the Grantor may decide.  The Grantor shall either make the Award in such form as it shall determine or shall permit Eligible Employees to determine the form of the Award in accordance with Rule 2.5.  No Eligible Employee shall be entitled as of right to participate under the Plan.

2.2      Awards may be granted at any time before the end of the Plan Period.  There shall be no payment for the grant of an Award.

2.3      The Grantor shall grant an Award subject to such conditions as the Grantor shall decide must be met before the Award may be exercised or may Vest.  Such conditions may be as set out in the Appendix or otherwise but in all cases:

2.3.1        must be objective and stated in writing at the Date of Grant;

2.3.2        may not be waived or amended by the Grantor unless:

2.3.2.1     an event occurs which causes the Grantor to consider that a waiver of or amendment to the conditions would be appropriate and in the case of an amendment would be a fairer measure of performance; and

2.3.2.2     in the case of amendment the Grantor reasonably considers that the conditions would not be materially more difficult or easy to satisfy than they were at  the Date of Grant; and

2.3.3        must relate to the financial performance of the Company and its Subsidiaries over a Performance Period.

2.4      The grant of an Award shall be subject to obtaining any approval or consent required under the provisions of the Listing Rules of the United Kingdom Listing Authority or of the City Code on Take-overs and Mergers or of any other applicable regulations or enactments and it shall be the responsibility of the relevant Eligible Employee to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent or approval.

2.5      The Grantor may permit each Participant to whom an Award has been granted to elect in writing (in such form as the Grantor shall determine) within the period of 30 days after the grant of the Award the form which the Award shall take PROVIDED THAT the Grantor shall be entitled to specify the forms of Award available to the Participant and if it does not so specify shall be either of:

2.5.1        a Nil Cost Option; or

2.5.2        a Contingent Award.

Following the expiry of the period of 30 days any election made under this Rule 2.5 shall be irrevocable and in the absence of an election from the Participant during that period the Grantor shall determine the form of the Award.  Where this Rule 2.5 applies the Date of Grant shall be the expiry of the 30 day period.

2.6      The maximum Market Value of Shares the subject of an Award granted in any year (determined at the date the Grantor makes an Award under Rule 2.1) shall not exceed 150% of the Participant’s Annual Earnings PROVIDED THAT an Award may be made in excess of this limit if the Participant has agreed to reimburse or to assume any liability for employer’s national insurance contributions arising by reason of the Award (“Reimbursement”) and the excess is no greater than necessary to ensure that the Participant is in no better position than if he had not agreed to Reimbursement and the limit had not been exceeded.

2.7      If an Award is purported to be granted in excess of the limit in Rule 2.6, the number of Shares over which that Award has been granted shall be reduced and take effect over the largest lower number (if any) as would comply with the terms of Rule 2.6.

2.8      The Grantor shall grant Awards by deed in such form as it shall determine. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall as soon as reasonably practicable after the Date of Grant be given an award certificate as evidence of the grant of an Award and in the case of a Nil Cost Option a notice of exercise. The award certificate shall state:

2.8.1        whether the Award is in the form of a Nil Cost Option or a Contingent Award;

2.8.2        the number of Shares the subject of the Award;

2.8.3        the Date of Grant; and

2.8.4        the performance condition(s) applicable to the Award as imposed under Rule 2.3 and the relevant Performance Period.

2.9      An Award is personal to the Participant to whom it is granted and may not, nor may any rights or interest in respect of it, be transferred, assigned, pledged, charged or otherwise disposed of to any other person except that, on the death of a Participant, an Award may be transmitted to his personal representatives.

2.10    A Participant may disclaim his Award, in whole or in part, in writing to the Secretary of the Company (as agent for the Grantor) within 30 days after the Date of Grant. No consideration shall be paid for the disclaimer of the Award which shall be deemed, to the extent that it has been disclaimed, never to have been granted.

3.        PLAN LIMITS

3.1      The number of unissued Shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of Shares allocated pursuant to rights granted in the previous 10 years under the Plan and any other Employees’ Share Scheme operated by the Company exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.2      The number of unissued Shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of Shares allocated pursuant to rights granted in the previous 10 years under the Plan and any other Employees’ Share Scheme operated by the Company (other than any such scheme where participation is made available to employees generally), exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.3      In determining the limits in this Rule 3:

3.3.1        any Shares issued or which may be issued to satisfy any Awards granted by the trustees of any employees’ trust shall be included; and

3.3.2        any Shares where the right to acquire such Shares was released or lapsed without being exercised shall not be included.

3.4      References in this Rule to the “allocation” of Shares shall mean, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of Employees’ Share Scheme, shall mean the issue and allotment of shares.

3.5      If any Award is granted on terms which do not comply with this Rule 3 the number of Shares over which the Award is granted (and if more than one Award, each Award proportionately) shall be automatically reduced to the largest lower number which would comply with this Rule 3.

4.        RIGHTS OF EXERCISE OR VESTING AND LAPSE OF AWARDS

4.1      An Award:

4.1.1        shall not, subject to Rules 4.2, 4.3 and 4.4, be capable of exercise or Vest earlier than the expiry of the Performance Period except in circumstances considered by the Remuneration Committee to be exceptional;

4.1.2        may only be exercised or Vest whilst the Participant is an officer or employee of a Participating Company or a Group Company or if he has ceased to be such in one of the circumstances set out in Rule 4.2,or the periods specified in Rule 4.3;

4.1.3        may only be exercised or Vest if or to the extent that the conditions (as amended, if appropriate) imposed under Rule 2.3 and not waived have been fulfilled to the satisfaction of the Grantor subject to Rules 4.2, 4.3, Rule 4.4;

4.2      may only be exercised or Vest subject to any determination under Rule 7.If a Participant ceases to be a director or employee of a Participating Company or a Group Company in one of the following circumstances:

4.2.1        death;

4.2.2        ill health, injury, disability;

4.2.3        redundancy within the meaning of the Employment Rights Act 1996;

4.2.4        retirement;

4.2.5        the company which employs him ceasing to be under the Control of the Company or such company ceasing to be a Group Company;

4.2.6        the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor a Group Company; or

4.2.7        any reason other than the reasons specified in Rule 4.2.1 to 4.2.7 at the discretion of the Grantor, such discretion to be exercised within 60 days of the cessation of office or employment a Contingent Award shall Vest on the date of cessation and a Nil Cost Option shall be capable of exercise in the period of 12 months following such cessation PROVIDED THAT (unless the Grantor determines otherwise) if cessation occurs before the third anniversary of the Date of Grant the number of Shares over which a Nil Cost Option can be exercised or the number of Shares which can Vest under a Contingent Award shall be reduced pro rata to the extent the number of days of service (including weekends) from the start of the relevant Performance Period to cessation bears to the number of days within the Performance Period and PROVIDED FURTHER THAT (so far as possible) an Award shall only Vest or become exercisable having regard to the extent to which any conditions imposed under Rule 2.3 have been satisfied at the date of cessation.

4.3      An Award in the form of a Nil Cost Option may, at the discretion of the Grantor having regard to the extent to which any conditions imposed under Rule 2.3 have been satisfied, be exercised to the extent permitted by the Grantor:

4.3.1        subject to Rule 4.3.2, within the period of 6 months following the date on which a person (either alone or together with any party acting in concert with him) who made:

4.3.1.1     a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it not at the time owned by them); or

4.3.1.2     a general offer to acquire all the Shares in the Company

has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.  For the purpose of this Rule 4.3.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it;

4.3.2        during the period of one month beginning with the date on which any person first becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 or local legislative equivalent;

4.3.3        conditionally from the date on which the court orders a shareholders’ meeting to sanction a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies under Section 425 of the Companies Act 1985 or local legislative equivalent until 12 noon on the day immediately preceding the date of the shareholders’ meeting. Any Nil Cost Option not exercised by the end of that period shall, if the compromise or arrangement is sanctioned, cease to be exercisable and shall lapse on the expiry of the period of 6 months beginning with the time when the court sanctioned the compromise or arrangement. The Board shall try to procure that the proposal, in so far as it relates to the holders of Shares, shall be extended to each Participant who shall have conditionally exercised a Nil Cost Option;

4.3.4        at any time before a resolution for the voluntary winding-up of the Company, of which the Company shall give notice to all Participants, has been passed or defeated or the meeting concluded or adjourned indefinitely, conditionally on the resolution being passed. If such resolution is passed all Nil Cost Options shall, to the extent that they have not been exercised, lapse at the expiry of 2 months from the date of the resolution;

4.3.5        in the period beginning 3 months before and ending 3 months after the transfer of a Participant to a country outside the United Kingdom who continues or will continue to hold an office or employment with a Participating Company or a Group Company as a result of that transfer and will either:

4.3.5.1     suffer a tax disadvantage upon exercising his Nil Cost Option following the transfer; or

4.3.5.2     become subject to restrictions on his ability to exercise his Nil Cost Option or to deal in the Shares that may be acquired upon the exercise of it because of, or in consequence of, the securities laws or exchange control laws of the country to which he is or will be transferred.

4.4      An Award in the form of a Contingent Award may, at the discretion of the Grantor having regard to the extent to which any conditions imposed under Rule 2.3 have been satisfied, Vest to the extent permitted by the Grantor as follows:

4.4.1        on the first day of the 6 month period referred to in Rule 4.3.1;

4.4.2        on the first day of the period referred to in Rule 4.3.2;

4.4.3        on the day on which a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies under Section 425 of the Companies Act 1985 or local legislative equivalent is sanctioned by shareholders;

4.4.4        on the day on which shareholders sanction the voluntary winding-up of the Company; and

4.4.5        immediately prior to the transfer of a Participant to a country outside the United Kingdom who continues or will continue to hold an office or employment with a Participating Company or a Group Company as a result of that transfer and will either:

4.4.5.1     suffer a tax disadvantage upon his Award Vesting following the transfer; or

4.4.5.2     become subject to restrictions on his Award Vesting or his right to deal in the Shares that may be acquired upon the Award Vesting because of, or in consequence of, the securities laws or exchange control laws of the country to which he is transferred.

4.5      Awards shall lapse to the extent not already exercised or Vested on the earliest of the following events occurring:

4.5.1        the tenth anniversary of the Date of Grant;

4.5.2        in respect of a Nil Cost Option the expiry of any of the periods specified in Rules 4.3.1, 4.3.2 and 4.3.3 or as specified in Rule 4.3.4 and, in respect of a Contingent Award, to the extent not Vested on the day after the day specified in Rules 4.4.1 to 4.4.4;

4.5.3        expiry of the period specified in Rule 4.2;

4.5.4        the Participant ceasing to hold or giving or being given notice to terminate an office or employment with a Participating Company or a Group Company in any circumstances other than:

4.5.4.1     for any reason specified in Rules 4.2.1 to 4.2.8 (including where the Grantor has exercised its discretion under Rule 4.2.8); or

4.5.4.2     for any reason whatsoever during any of the periods specified in Rules 4.3.1 to 4.3.4 inclusive;

4.5.5        subject to Rule 4.3.4 in respect of a Nil Cost Option and subject to Rule 4.4.4 in respect of a Contingent Award, the passing of an effective resolution, or the making of an order by the court, for the winding-up of the Company;

4.5.6        the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt;

4.5.7        the Participant purporting to transfer, assign, charge, pledge or dispose of the Award or any rights in respect of it other than as permitted under Rule 2.9; and

4.5.8        in the case of a Phantom Option held by a U.S. Taxpayer, the 15th day of the third month after the later of: (i) the end of the tax year of the employer of the U.S. Taxpayer in which the Phantom Option first becomes exercisable; and (ii) the end of the Participant’s tax year in which the Phantom Option first becomes exercisable.

4.6      No person shall be treated for the purposes of the Rules as ceasing to hold an office or employment with a Participating Company or Group Company until that person ceases to hold any office or employment with all Participating Companies and Group Companies or if the Grantor so permits where the cessation occurs due to a leave of absence approved by the Participant’s employing company PROVIDED THAT the Participant has a right to re-employment guaranteed by statute or by contract.

5.        EXERCISE OR VESTING OF AWARDS

5.1      Subject to Rule 4, an Award may be exercised or may Vest in whole or in part.

5.2      To exercise an Award in the form of a Nil Cost Option in whole or in part, the Participant must deliver to the address specified in the notice of exercise (or other address notified to the Participant from time to time):

5.2.1       an Award certificate covering at least all the Shares over which the Award is then to be exercised;

5.2.2       the notice of exercise in the prescribed form properly completed and signed by the Participant (or by his duly authorised agent) or such other documents or evidence as the Grantor shall require that the Award is being (and can be) validly exercised; and

5.2.3       remittance for £1.

5.3      Subject to Rules 5.4 and 5.5 in the case of an Award in the form of a Nil Cost Option the Exercise Date shall be the date of receipt of all the items referred to in Rule 5.2 and in the case of an Award in the form of a Contingent Award, the Vesting Date shall be the date an Award Vests as determined in accordance with Rule 4.

5.4      Where in any case conditions must be fulfilled before an Award may be exercised or may Vest, an Award shall not be treated as exercised and shall not Vest unless and until the Grantor is satisfied that those conditions have been fulfilled.

5.5      The exercise of a Nil Cost Option or the Vesting of a Contingent Award is subject to any Relevant Payer being fully identified to the reasonable satisfaction of the Grantor in respect of any Tax Liability which may arise on the exercise or Vesting of the relevant Award.  The Company or any relevant Participating Company may on behalf of any Relevant Payer make arrangements to sell on behalf of the Participant such number of Shares acquired on the exercise of a Nil Cost Option or the Vesting of a Contingent Award as is necessary to discharge in full the Participant’s Tax Liability.

5.6      Subject to Rules 5.7 and 5.8, the Grantor shall procure the transfer or allotment of any Shares to be transferred or allotted to a Participant (or his nominee) pursuant to the exercise of a Nil Cost Option or Vesting of a Contingent Award within 30 days following the Exercise Date or Vesting Date (as appropriate).  Shares may only be allotted to satisfy the exercise of a Nil Cost Option or the Vesting of a Contingent Award if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum at least equal to the nominal value of the Shares in respect of which the Nil Cost Option is exercised or the Contingent Award has Vested and apply such sum in paying up such amount on such Shares so that on the exercise of a Nil Cost Option or the Vesting of a Contingent Award which is to be satisfied by the issue of Shares the Board shall capitalise such sum and apply the same in paying up such amount.

5.7      The Grantor may in its discretion following the effective exercise of a Nil Cost Option or immediately prior to the Vesting of a Contingent Award elect to satisfy such exercise or Vesting by a cash payment in which event the following shall apply:

5.7.1       the Participant shall be entitled to a cash payment equal to the aggregate Market Value of those Shares over which the Nil Cost Option was exercised at the Exercise Date or the Shares that would Vest on the Vesting Date such payment to be made within 30 days of the Exercise Date or Vesting Date as appropriate;

5.7.2       the Participant shall have no rights to the issue or transfer of, and the Grantor shall be under no obligation to procure the issue or transfer of, any Shares pursuant to any of the provisions of this Plan;

5.7.3       any Participating Company shall be entitled to deduct from and or withhold from any payment any Tax Liability in respect of any payment made under this Rule 5.7.

5.8      The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.4.

5.9      Shares which are:

5.9.1        issued under the Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the Exercise Date or the Vesting Date; or

5.9.2       transferred under the Plan shall not be entitled to any rights attaching to Shares by reference to a record date preceding the Exercise Date or the Vesting Date.

5.10    If and for so long as the Shares are listed on the London Stock Exchange, the Company shall apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

5.11    Notwithstanding any other provision of the Plan or the terms of any Award, any Shares or cash due to be transferred, issue or paid (as appropriate) under the Plan to any Participant who is U.S. Taxpayer shall be so transferred, issued or paid no later than the 15th day of the third month after the later of: (i) the end of the tax year of the employer of the U.S. Taxpayer in which the Award to which such Shares or cash relate is no longer subject to a “substantial risk of forfeiture” within the meaning of US Internal Revenue Code section 409A; and (ii) the end of the Participant’s tax year in which the Award to which such Shares or cash relate is no longer subject to such a “substantial risk of forfeiture”.

6.        ADJUSTMENT OF AWARDS

6.1      If there is a Variation:

6.1.1        the number of Shares over which an Award is granted;

6.1.2        where an Award has been exercised or has Vested but at the date of the Variation no Shares have been allotted or transferred pursuant to such exercise or Vesting, the number of Shares which may be so allotted or transferred, shall be adjusted in such manner as the Remuneration Committee shall determine is fair and reasonable.

6.2      The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 6 and to call in, cancel, endorse, issue or re-issue any award certificate as a result of such adjustment.

7.        REDUCTION OF AWARD

7.1      The Remuneration Committee may review any Awards that have not Vested, or any individual Award that has not Vested, in the light of the performance of the Company and any Group Company, any business area or team and the conduct, capability or performance of the Participant. The review may take place at any time determined by the Remuneration Committee.

7.2      In carrying out a review, the Remuneration Committee will consider:

7.2.1      whether results have subsequently appeared materially inaccurate or misleading;

7.2.2      whether a business unit or profit centre in which the Participant worked has subsequently made a loss out of business written or could reasonably have been risk-managed, and/or

7.2.3      any other matter which appears relevant, and

7.2.4      any performance of a Participant, team, business area or profit centre, if the Remuneration Committee deems that the circumstances warrant a review.

7.3      Following a review under Rule 7.1, the Remuneration Committee may, in its sole discretion:

7.3.1      reduce the number of Shares over which an Award is granted; or

7.3.2      determine that no Shares will Vest in respect of an Award.

8.        RIGHTS OF PARTICIPANTS

8.1      Unless and to the extent the Grantor determines otherwise prior to the Date of Grant, prior to the date on which Shares comprised in any Award have been exercised by or Vested in a Participant, he shall have no rights of ownership (beneficial or otherwise) in respect of those Shares.

8.2      Unless and to the extent the Grantor determines otherwise prior to the Date of Grant, a Participant shall have no rights to exercise any voting rights attaching to Shares comprised in any Award prior to the date on which such Award Vests or has been exercised in accordance with the Plan.

8.3      Unless and to the extent the Grantor determines otherwise prior to the Date of Grant, a Participant shall have no right to any dividends or any other rights attaching to Shares comprised in any Award prior to the date on which such Award Vests or has been exercised in accordance with the Plan.

9.        PHANTOM SHARE AWARDS

9.1      The Grantor may determine prior to the relevant Date of Grant that an Award shall (or may where Rule 2.5 applies) be in the form of a Phantom Share Award or Phantom Option.

9.2      Where Rule 9.1 applies these Rules shall be construed, so far as possible, as if references to a Contingent Award were to a Phantom Share Award and references to a Nil Cost Option were to a Phantom Option.

9.3      Subject to Rule 9.4 following the exercise of a Phantom Option or Vesting of a Phantom Share Award the Grantor shall pay or procure payment to the Participant in sterling of an amount equal to the Market Value of each Phantom Share on the Exercise Date or Vesting Date (as appropriate) such payment to be made within 30 days of the Exercise Date or Vesting Date PROVIDED THAT the Company (on behalf of any Relevant Payer) shall be entitled to deduct or withhold or to procure deduction or withholding from any such payment any Tax Liability.

9.4      The Grantor may in respect of any Phantom Share Award or Phantom Option determine that any amount otherwise payable to the Participant in accordance with Rule 9.3 shall instead be satisfied by the delivery to the Participant of Shares with an aggregate Market Value at the Vesting Date or Exercise Date equal to that amount and (for the avoidance of doubt) in such circumstances the provisions of Rules 5.5 and 5.6 shall apply.

10.      ADMINISTRATION

10.1    Any notice or other communication in connection with the Plan may be given in written or electronic form (as the Board may from time to time determine taking into account appropriate legislation and regulations) and:

10.1.1    in the case of written notice shall be given by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is an officer or employee of a Participating Company or a Group Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment (and where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped); and

10.1.2   in the case of electronic notice shall be given by electronic mail (or whatever other form of electronic communication is customary between the communicating parties) and deemed received at such time as the sender receives an electronic confirmation of delivery unless the form of electronic communication chosen does not offer such facility, in which case electronic notice shall be deemed received 24 hours after sending of the notice.

10.2    Participants may receive copies of any notice or document sent by the Company to the holders of Shares.

10.3    In the case of the partial exercise or Vesting of an Award, the Grantor may in consequence call in, endorse or cancel and re-issue, as it considers appropriate, any certificate for the balance of the Shares over which the Award was granted.

10.4    If any award certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

10.5    The Grantor shall at all times keep available sufficient Shares or procure that sufficient Shares are available to satisfy all Awards granted by it.

10.6    The Remuneration Committee shall administer the Plan.  The Remuneration Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan as it may deem necessary or appropriate.  Decisions of the Remuneration Committee shall be final and binding on all parties.

10.7    The costs of introducing and administering the Plan shall be borne by the Company.  However, the Company may require any Subsidiary of the Company to enter into such agreement with it as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Subsidiary’s officers or employees.  The Company may also enter into a similar agreement with any company which is not a Subsidiary of the Company.

10.8    If an Award under this Plan is other than a Contingent Award, Nil Cost Option, Phantom Share Award or Phantom Option the Company shall be entitled to deduct or withhold or to procure deduction or withholding from any such Award any Tax Liability that arises or will arise on Vesting of the Award and (where relevant) make arrangements to sell on behalf of the Participant such number of Shares acquired on Vesting of the Award as is necessary to discharge in full the Participant’s Tax Liability.

11.      AMENDING THE PLAN

11.1    Subject to the provisions of Rule 11.2 the Board may at any time alter, delete or add to all or any of the provisions of the Plan in any respect.

11.2    No alteration, deletion or addition to the material advantage of Eligible Employees or Participants shall be made under Rule 11.1 without the prior approval by ordinary resolution of the members of the Company in general meeting unless the alteration, deletion or addition is minor and to benefit the administration of the Plan, to take account of a change in legislation, or to obtain or maintain favourable taxation, exchange control or regulatory treatment for any Participating Company or Group Company or any Eligible Employee or Participant.

11.3    No alteration, deletion or addition shall be made under Rule 11.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

11.3.1   with the consent in writing of such number of Participants as hold Awards under the Plan to acquire 75 per cent of the Shares which would be issued (or notionally issued) or transferred if all Awards granted and subsisting under the Plan were exercised or had Vested in full (ignoring any conditions which may be attached to their exercise or Vesting); or

11.3.2   by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy,

and for the purpose of this Rule 11.3 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply with the necessary changes.

11.4    Notwithstanding any other provision of the Plan, the Grantor may, in respect of Awards granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration, amend, delete or add to the provisions of the Plan or to the terms of Awards in each case as it considers necessary or desirable to take account of or to mitigate or to comply with relevant taxation, securities or exchange control laws provided that the terms of Awards granted to such Participants are not overall materially more favourable than the terms of Awards granted to other Participants in the United Kingdom.

11.5    Participants shall be given written notice of any material alteration, deletion or addition under Rule 11.1 which affects their Award as soon as reasonably practicable after they have been made.

11.6    No alteration, deletion or addition to these Rules shall require the consent of any person unless expressly provided for in these Rules.

12.      GENERAL

12.1    The Plan shall terminate following the end of the Plan Period or at any earlier time by the passing of a resolution by the Board. Termination of the Plan shall not affect the subsisting rights of Participants.

12.2    The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

12.3    The Plan shall continue until termination at the discretion of the Remuneration Committee.  Termination of the Plan will not affect the subsisting rights of Participants.

12.4    Nothing in the Plan, nor in any instrument executed pursuant to it shall confer on any person any right to continue in employment, nor will it affect the right of any Participating Company or Group Company to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon any Participating Company or Group Company, the Board, the Remuneration Committee, a Grantor or any other person any duty or liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

12.4.1    the lapse of any Award pursuant to the Plan;

12.4.2    the failure or refusal to exercise any discretion under the Plan; and/or

12.4.3   any Participant ceasing to be a person who has the status or relationship of an employee with any Participating Company or Group Company for any reason whatever as a result of the termination of the employment relationship with any Participating Company or Group Company.

12.5    Participation under the Plan by a Participant will not form part of his contract of employment with any Participating Company or Group Company and is not pensionable.

12.6    Any person who ceases to have the status or relationship of an employee with any Participating Company or Group Company as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

12.7    The benefit of this Rule is given to the Company and/or the Grantor (where the Company did not grant the Award), as appropriate both for itself and as trustee and agent of each Participating Company or Group Company.  To the extent that any Participating Company or Group Company are not party to the grant of an Award, the Company and/or the Grantor, as appropriate, shall hold the benefit of this Rule on trust and as agent for the Participating Company or Group Company and the Company and/or the Grantor may, at their respective discretion, assign the benefit of this Rule to any such Participating Company or Group Company.

12.8    Any Shares acquired by a Participant on the exercise or Vesting of Awards are subject to the Articles of Association of the Company as amended from time to time.

12.9    These Rules shall be governed by and construed in accordance with the laws of Scotland.  All Participants, the Company and any other Participating Company or Group Company shall submit to the jurisdiction of the Scottish courts in relation to anything arising under the Plan.

APPENDIX

PERFORMANCE CONDITIONS SCHEDULE

(Rule 2.3)

1.        DEFINITIONS

The words and phrases set out below shall have the meanings set against them.  Words and phrases not defined below shall have the same meanings as in the Rules of the Plan:

Closing Price	the mid market closing price of a Share on any day as derived from the London Stock Exchange Daily Official List or from such other source as is designated by the Remuneration Committee;

Comparator Company	a company included in the Comparator Company List;

Comparator Company List

The following companies:

Abbey National plc

Bank of Scotland

Barclays plc

CGNU plc

Halifax Group plc

HSBC Holdings plc

Legal & General Group plc

Lloyds TSB Group plc

Prudential plc

Standard Chartered plc

PROVIDED THAT the Remuneration Committee, shall be entitled in its absolute discretion to add further companies to or remove companies from the list of Comparator Companies as it thinks necessary (having received relevant advice from the Company’s external advisers) to ensure that the performance conditions set out in this Schedule remain fair and reasonable and that the list of Comparator Companies remains an appropriate list of companies against which to compare the financial performance of the Company over the relevant Performance Period and PROVIDED FURTHER THAT the Comparator Company List may be different for different Performance Periods;

EPS	in respect of any accounting period the normalised earnings per share of the Company calculated in pence (as defined in Financial Reporting Standard 14, October 1998) to two decimal places;

EPS A	the EPS taken from the audited accounts of the Company for the last accounting period ending prior to the start of the Performance Period subject to adjustment in accordance with paragraph 3.2 below;

EPS B

the EPS taken from the audited accounts of the Company for the accounting period ending on or immediately prior to the expiry of the Performance Period subject to adjustment in accordance with paragraph 3.2 below;

End Price	the average Closing Price of a Share during the three month period ending on the TSR End Date;

Increase in EPS	the percentage by which the Company’s earnings per Share increases over the Performance Period determined by the following formula:

EPS B – EPS A
EPS A

Increase in RPI	the percentage increase in the Retail Prices Index over the Performance Period determined by the following formula:

RPI B – RPI A
RPI A

Retail Prices Index	the meaning given to that term in section 833(2) of the Taxes Act;

RPI A	the Retail Prices Index for the month in which the last day of the relevant accounting period for EPS A falls;

RPI B	the Retail Prices Index for the month in which the last day of the relevant accounting period for EPS B falls;

Share

a fully paid ordinary share in the Company or a Comparator Company (as the context requires) for which a Closing Price is available (and if a Closing Price shall be available for more than one class of ordinary shares, such share as is selected by the Remuneration Committee);

Start Date	the last dealing day immediately preceding the start of the Performance Period;

Start Price	the average Closing Price of a Share during the three month period ending on the Start Date;

TSR

the total shareholder return for the Company or a Comparator Company (as the context requires) expressed as a percentage which shall be calculated (unless the Remuneration Committee determines that such other method of calculation shall be used) as follows:

( (E x (1 + F) )/S) - 1

where:

	E	=	the End Price

	F	=

the number of Shares (or fraction of a Share) which could have been acquired with the net dividends paid on a Share at the Closing Price on the relevant ex-dividend date, during the period between the Start Date and the TSR End Date inclusive

	S	=	the Start Price

adjusted as appropriate to take account of any variations in the equity share capital of the Company or a Comparator Company occurring during the period;

TSR End Date	the last dealing day in any Performance Period;

2.        TSR PERFORMANCE CONDITION

Subject to the provisions of the Rules of the Plan and paragraph 3 below, the proportion of the Award that may be exercised or Vest at the expiry of the relevant Performance Period shall be calculated as follows:

Ranking of Company in list of TSR performance of all	Proportion of the Award that may be exercised or vest (% of award)
Comparator Companies and the Company	Basic proportion	Additional potential proportion	Maximum proportion
1st	166	1% for each 1% above the TSR of the comparator company ranked 2nd	200
2nd	133	1% for each 1% above the TSR of the comparator company ranked 3rd	166
3rd	100	1% for each 1% above the TSR of the comparator company ranked 4th	133
4th	75	½% for each 1% above the TSR of the comparator company ranked 5th	100
5th	50	½% for each 1% above the TSR of the comparator company ranked 6th	75
6th	25	½% for each 1% above the TSR of the comparator company ranked 7th	50
7th or lower	0

PROVIDED THAT the percentage of Awards that may be exercised or Vest as set out above may be adjusted by the Remuneration Committee to ensure that the performance conditions in this Schedule remain fair and reasonable and whether to take account of any variation in the number of Comparator Companies during any Performance Period or other event which the Remuneration Committees decides justifies an adjustment.

3         EARNINGS PERFORMANCE CRITERIA

3.1      An Award shall only Vest or be exercised if the Increase in EPS is at least equal to the Increase in RPI plus three per cent per annum compound over the Performance Period.

3.2      The Remuneration Committee shall consider what adjustments are necessary to the calculation of EPS to ensure that the condition in paragraph 3.1 remains fair and reasonable and whether to take account of any changes in the calculation of earnings per share, variations in the share capital of the Company and increase or decrease in the length of the period over which EPS is measured from that anticipated at the Date of Grant or otherwise.